Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intel Corporation 2021 Inducement Plan of our reports dated January 21, 2021 with respect to the Consolidated Financial Statements of Intel Corporation, and the effectiveness of internal control over financial reporting of Intel Corporation, included in its Annual Report (Form 10-K) for the year ended December 26, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 12, 2021